Exhibit 21

LIST OF SUBSIDIARIES

Name	Place of incorporation and kind of legal entity	Principal activities and place of operation	Particulars of issued/ registered share capital	Effective interest held

Noble Vici Pte Ltd	Republic of Singapore	Singapore holding company	S$200,001	100%

NIApplications Pte Ltd	Republic of Singapore	Development of software for interactive digital media and software consultancy	S$1	100%

Noble Digital Apps Sendirian Berhad	Federation of Malaysia	Digital apps and big data business	MYR1,000	51%

The Digital Agency Pte. Ltd.	Republic of Singapore	Business and management consultancy services	S$1	51%

Venvici Ltd	Republic of Seychelles	Business and management consultancy services on e-commerce service	US$50,000	100%

Ventrepreneur (SG) Pte Ltd	Republic of Singapore	Online retailing	S$10,000	100%

Ventrepreneur (SG) Pte Ltd, Taiwan Branch	Taiwan Branch	Customer service for ecommerce and merchants servicing	N/A	N/A

UB45 Pte Limited	Republic of Singapore	Investment holding	S$10,000	100%

VMore System Private Limited	Republic of Singapore	IoT Retailing	S$10,000	100%

VMore Holding Limited	New Zealand	Investment holding	NZ$10,000	100%

VMore Merchants Pte Ltd	Republic of Singapore	Merchants onboarding	S$1,000	100%

AIM System Pte Ltd	Republic of Singapore	System provider	S$1,000	100%